Exhibit 99.1

225 North Shore Drive

Pittsburgh, PA 15212

Contact:

Patrick Kane

(412) 553-7833

EQT Reports First Quarter 2009 Earnings

PITTSBURGH, April 30, 2009/ PRNewswire-FirstCall/ -- EQT Corporation (NYSE: EQT) today announced first quarter 2009 earnings per diluted share (“EPS”) of $0.55, on net income of $72.0 million.  This compares with EPS of $0.57 on net income of $70.5 million in the first quarter 2008.

First quarter 2009 highlights include:

•                  Average daily production sales of 255 MMcfe per day, 18% higher than the first quarter 2008;

•                  Operating cash flow of $172.3 million, approximately 17% higher than the first quarter 2008;

•                  EQT Production completed its first fractured horizontal multilateral Huron well; and

•                  Distribution received final approval of its Pennsylvania rate case in late February, adding $3.3 million in revenue in the first quarter.

Operating income increased 14% to $136.1 million.  Net operating revenue declined by $4.2 million to $260.4 million as a negative commodity price impact of $48.0 million more than offset the increase in revenues from higher sales volumes at EQT Production, higher throughput at EQT Midstream and higher rates at Distribution.  Operating expenses were 14% lower at $124.3 million as higher depreciation, depletion and amortization expense (“DD&A”) and operating and maintenance expense (“O&M”) resulting from increased activity were more than offset by a $40.1 million decrease in incentive compensation expenses.

Several non-operational factors should be considered when comparing first quarter 2009 and first quarter 2008 results, including the reduction in incentive compensation expenses, an increase in the effective tax rate to 39.3% from 36.2% and a $6.2 million non-cash charge in 2009 for ineffectiveness of the company’s natural gas hedges.

Quarterly Results by Business

EQT Production

EQT Production’s operating income for the quarter totaled $44.4 million, $15.9 million lower than the $60.3 million earned in the same period last year.  Production operating revenues were $97.8 million, $7.3 million lower than the $105.1 million reported in 2008.  Average daily sales volumes increased by 18%, driven by horizontal Huron shale drilling.  The revenue and operating income impacts of the increase in volumes were more than offset by lower realized natural gas prices.  The average NYMEX natural gas sales price was $4.89 per MMBtu, 39% lower than in 2008.

Operating expenses for the quarter were $53.3 million compared to $44.7 million last year, a 19% increase.  DD&A was $8.3 million higher related to the company’s ramp-up in drilling activities and higher produced volumes.  Exploration expense was $2.8 million higher.  Partially offsetting these increases were a $1.4 million decrease in commodity-based production taxes and a $1.1 million reduction in selling, general and administrative expenses.

Horizontal drilling continued to meet the company’s expectations in the first quarter 2009. Production from the wells turned-in-line is consistent with the expected decline curve posted on the company’s web site.  The company drilled a total of 137 gross wells in the first quarter 2009, including 52 horizontal Huron wells.  The company also drilled 4 horizontal and 4 vertical Marcellus wells in the quarter.

Two horizontal Marcellus wells completed in the quarter cost approximately $5.5 million each.  The Greene County, Pennsylvania well has been online for nearly 30 days and has a projected 30 day average production of 2.2 MMcf/d.  The Washington County, Pennsylvania well was completed earlier this month.  EQT Production plans to drill 35 to 40 additional horizontal Marcellus wells in 2009.

The company also completed its first fractured, multilateral Huron well in the quarter.  The well had 6 laterals and totaled nearly 13,000 horizontal feet of wellbore at a cost of $1.8 million.  The 30-day average production was 850 Mcf/d.  This well is below a horizontal unfractured multilateral well in the Cleveland zone.  In total, these two wells cost $2.7 million and had an aggregate 30-day production of 1.6 MMcf/d.  EQT Production plans to drill 25 additional multilateral Huron wells in 2009.

EQT Midstream

EQT Midstream earned $49.0 million of operating income in the first quarter, compared to $60.9 million reported for the same period last year.  Net operating revenues for the first quarter were $92.6 million, slightly lower than last year’s $93.5 million.  Net transmission revenues increased by $8.5 million or 75% over the first quarter 2008, driven by Big Sandy revenues.  Net gathering revenues increased by $5.2 million or 16%, driven by a 14% increase in gathering volumes.  Offsetting the increases in transmission and gathering revenues were lower processing and storage revenues, consistent with lower commodity prices.  Processing net revenues were $6.6 million, $4.7 million lower year-over-year as a 51% decrease in the average natural gas liquids sales price more than offset a 49% increase in liquids volume.  Storage, marketing and other revenues were also lower by $9.9 million, 27% lower than first quarter 2008.  Storage revenues declined by $16.3 million primarily on lower natural gas price spreads, but were partially offset by marketing revenues generated by utilizing Big Sandy pipeline capacity not currently being used to transport EQT Production gas.

Operating expenses increased year-over-year to $43.6 million, up from $32.6 million in the first quarter 2008.  The increase is primarily attributable to a $5.9 million increase in O&M costs and a $5.0 million increase in DD&A.  The increase in O&M is primarily due to higher operational costs associated with the growth in the Midstream business including increased electric, property taxes, and labor to operate the additional infrastructure.  The increase in DD&A was primarily due to the increased investment in gathering, processing and transmission infrastructure during 2008.

Distribution

Distribution’s operating income totaled $43.9 million for the first quarter of 2009 compared to $38.0 million for the first quarter of 2008.  Net operating revenues were $70.4 million for the first quarter of 2009 compared to $66.1 million for the first quarter of 2008.  The $4.3 million increase in net operating revenues was primarily a result of higher residential base rates approved by the Pennsylvania Public Utility Commission (“PA PUC”) in late February 2009.  The higher rates are expected to result in a revenue increase of approximately $38 million on an annualized basis; 73% of the amount requested in the rate case.

Operating expenses totaled $26.5 million for the first quarter of 2009 compared to $28.1 million for the first quarter of 2008.  The $1.6 million decrease in operating expenses was primarily the result of lower labor and overhead expenses, partially offset by an increase in DD&A due to a decrease in estimated service lives resulting from a 2008 PA PUC-mandated asset service life study.

Other Business

Executive Incentive Compensation Expense

The company maintains executive incentive compensation programs designed to align management’s long-term incentive compensation with the absolute and relative returns earned by the company’s shareholders.  The expense of these programs varies based in part on changes in EQT’s stock price.  The significant stock appreciation in the first quarter 2008 resulted in changes to the company’s assumptions used to calculate expenses under these programs.  The executive incentive compensation expenses for that quarter were $44.6 million.  Executive incentive compensation expenses for the first quarter 2009 totaled $4.5 million.

Hedging

EQT recognized a $13.1 million net gain from its production hedges in the first quarter 2009.  The company’s production sales volumes are approximately 65% hedged for 2009.  The net gain includes a $6.2 million non-cash loss for hedge ineffectiveness in accordance with SFAS No. 133, resulting from a decline in expected basis related to approximately 59 Bcf of NYMEX swaps with maturity dates from 2009 through 2011.  The company’s total hedge position for 2009 through 2011 production are:

	2009**	2010	2011
Swaps
Total Volume (Bcf)	28	23	19
Average Price per Mcf (NYMEX)*	$5.91	$5.12	$5.10

	2009**	2010	2011
Puts
Total Volume (Bcf)	–	3	3
Average Floor Price per Mcf (NYMEX)*	$–	$7.35	$7.35

	2009**	2010	2011
Collars
Total Volume (Bcf)	17	17	14
Average Floor Price per Mcf (NYMEX)*	$7.34	$7.28	$7.11
Average Cap Price per Mcf (NYMEX)*	$13.68	$14.05	$14.12

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf

**April through December

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended March 31,
	2009	2008
Operating income (thousands):
EQT Production	$44,417	$60,332
EQT Midstream	48,980	60,854
Distribution	43,852	37,950
Unallocated expenses	(1,113)	(39,713)
Operating income	$136,136	$119,423

Unallocated expenses are primarily due to incentive compensation and administrative costs.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company’s statements of consolidated income and on EQT Midstream’s operational and financial report is the earnings from the company’s ownership interest in Appalachian Natural Gas Trust.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) on the attached operational and financial reports.

Operating Cash Flows

Operating cash flow is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities as derived from the statements of condensed consolidated cash flows to be included in the company’s Form 10-Q for the three months ended March 31, 2009.

	Three Months Ended March 31,
(thousands)	2009	2008
Net Income:	$71,993	$70,520
Add back (deduct):
Deferred income taxes	56,417	48,507
Depreciation, depletion, and amortization	44,589	30,765
Other items, net	(699)	(3,036)
Operating cash flow:	$172,300	$146,756
Add back (deduct):
Changes in margin deposits	$(1,253)	$(72,116)
Other changes in operating assets and liabilities	41,599	31,393
Net cash provided by operating activities	$212,646	$106,033

 Price Reconciliation

EQT Production’s average wellhead sales price is calculated by allocating some revenues to Midstream for the gathering, processing and transportation of the produced gas.  EQT Production’s average wellhead sales price for the three months ended March 31, 2009 and 2008 were as follows:

	Three Months Ended March 31,
	2009	2008

Average NYMEX price ($/ MMBtu)	$4.89	$8.03
Average Btu premium	0.46	0.94
Average NYMEX price ($/ Mcfe)	5.35	8.97
Average basis	0.18	0.23
Hedge impact	0.57	(2.39)
Average hedge adjusted price ($/ Mcfe)	6.10	6.81

Revenues to EQT Midstream ($/ Mcfe)	(1.72)	(1.28)
Third party gathering, processing and transportation	(0.22)	(0.32)
Total revenue deductions	(1.94)	(1.60)
Average wellhead sales price to EQT Production	4.16	5.21

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	1.72	1.28
Revenues to EQT Production	4.16	5.21
Average wellhead price to EQT Corporation	$5.88	$6.49

Unit Costs

EQT’s unit costs to produce, gather, process and transport EQT’s produced natural gas were:

	Three Months Ended March 31,
	2009	2008

Production segment costs: ($/ Mcfe)
LOE	0.25	0.28
Production taxes	0.36	0.49
G&A	0.36	0.47
	0.97	1.24
Midstream segment costs: ($/ Mcfe)
Gathering, processing and transmission	0.41	0.33
G&A	0.13	0.12
	0.54	0.45
Total	1.51	1.69

EQT’s conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via EQT’s web site, http://www.eqt.com and on the Investor information page from the company’s web site which is available at http://ir.eqt.com and will be available for seven days.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com.  Investor information is available on EQT’s web site at http://ir.eqt.com.  EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors Web pages.

EQT management speaks to investors from time to time.  Slides for these discussions will be available online via EQT’s web site.  The slides may be updated periodically.

Cautionary Statements

The Securities and Exchange Commission (the “SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The company uses the terms “probable”, “possible”, “potential” and other descriptions of volumes of reserves that may be recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized. Investors are urged to consider closely the disclosure in the company’s 2008 Form 10-K, File No. 001-03551 available from the company at 225 North Shore Drive, Pittsburgh, PA 15212, Attention: Corporate Secretary. You can also obtain the company’s Form 10-K from the SEC by calling 1-800-SEC-0330.

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs, production and sales volumes, reserves, the expected decline curve, capital expenditures, financing requirements, hedging strategy and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2008.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended
	March 31,
	2009	2008

Operating revenues	$469,403	$535,774
Purchased gas costs	209,007	271,178
Net operating revenues	260,396	264,596

Operating expenses:
Operation and maintenance	31,590	25,592
Production	15,020	16,520
Exploration	3,311	555
Selling, general and administrative	29,750	71,741
Depreciation, depletion and amortization	44,589	30,765
Total operating expenses	124,260	145,173

Operating income	136,136	119,423

Other income	590	3,524
Equity in earnings of nonconsolidated investments	1,122	1,294
Interest expense	19,243	13,653
Income before income taxes	118,605	110,588
Income taxes	46,612	40,068
Net income	$71,993	$70,520

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	130,743	121,891
Net income	$0.55	$0.58

Diluted:
Weighted average common shares outstanding	131,400	122,927
Net income	$0.55	$0.57

(A)  Due to the seasonal nature of the Company’s natural gas distribution and storage businesses, and the volatility of commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

EQT PRODUCTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2009	2008

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	24,478	21,021
Company usage, line loss (MMcfe)	(1,502)	(1,306)
Total sales volumes (MMcfe)	22,976	19,715

Average (well-head) sales price ($/Mcfe)	$4.16	$5.21

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.25	$0.28
Production taxes ($/Mcfe)	$0.36	$0.49
Production depletion ($/Mcfe)	$1.03	$0.81

Production depletion	$25,205	$17,091
Other depreciation, depletion and amortization	1,228	1,030
Total depreciation, depletion and amortization	$26,433	$18,121

Capital expenditures (thousands)	$137,436	$96,463

FINANCIAL DATA (Thousands)

Total operating revenues	$97,763	$105,077

Operating expenses:
Lease operating expense excluding production taxes	6,042	5,962
Production taxes	8,824	10,223
Exploration expense	3,311	555
Selling, general and administrative	8,736	9,884
Depreciation, depletion and amortization	26,433	18,121
Total operating expenses	53,346	44,745

Operating income	$44,417	$60,332

EQT MIDSTREAM

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2009	2008

OPERATIONAL DATA

Gathered volumes (BBtu)	38,479	33,837
Average gathering fee ($/MMBtu)	$1.03	$0.98
Gathering and compression expense ($/MMBtu)	$0.40	$0.34
NGLs Sold (Mgal)	27,374	18,393
Average NGL sales price ($/gal)	$0.67	$1.37
Transmission pipeline throughput (BBtu)	17,218	14,760

Net operating revenues (thousands):
Gathering	$38,679	$33,435
Processing	6,620	11,348
Transmission	19,810	11,289
Storage, marketing and other	27,447	37,381
Total net operating revenues	$92,556	$93,453

Capital expenditures (thousands)	$62,173	$95,565

FINANCIAL DATA (Thousands)

Total operating revenues	$123,374	$221,325
Purchased gas costs	30,818	127,872
Total net operating revenues	92,556	93,453

Operating expenses:
Operating and maintenance	21,201	15,265
Selling, general and administrative	10,137	10,116
Depreciation and amortization	12,238	7,218
Total operating expenses	43,576	32,599

Operating income	$48,980	$60,854

Other income	$550	$3,383
Equity in earnings of nonconsolidated investments	$1,067	$1,155

DISTRIBUTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2009	2008

OPERATIONAL DATA

Heating degree days (30 year average: 2,930)	2,887	2,884

Residential sales and transportation volume (MMcf)	11,961	12,063
Commercial and industrial volume (MMcf)	10,190	11,611
Total throughput (MMcf) - Distribution	22,151	23,674

Net operating revenues (thousands):
Residential	$44,179	$41,288
Commercial & industrial	19,610	19,834
Off-system and energy services	6,603	4,944
Total net operating revenues	$70,392	$66,066

Capital expenditures (thousands)	$6,776	$7,605

FINANCIAL DATA (Thousands)

Total operating revenues	$293,172	$255,962
Purchased gas costs	222,780	189,896
Net operating revenues	70,392	66,066

Operating expenses:
Operating and maintenance	9,779	10,116
Selling, general and administrative	11,323	12,947
Depreciation and amortization	5,438	5,053
Total operating expenses	26,540	28,116

Operating income	$43,852	$37,950